Exhibit 23.2

TBPELS REGISTERED ENGINEERING FIRM F-1580 633 SEVENTEENTH STREET, SUITE 1700	DENVER, COLORADO 80202	(303) 339-8110

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kimbell Royalty Partners, LP (the ‘‘Registration Statement’’) of the name Ryder Scott Company, L.P., the references to our report relating to estimates of proved reserves, future production and income attributable to certain royalty interests of Kimbell Royalty Partners, LP as of December 31, 2021, and our corresponding report letter, dated January 4, 2022. We also consent to all references to us contained in or incorporated by reference in such Registration Statement, including in the prospectus under the heading ‘‘Experts.’’

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, Colorado

May 27, 2022